Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3, File No. 333-185576) of Transamerica Advisors Life Insurance Company of our report dated March 27, 2014, except for the impact of a previously described income tax restatement with respect to which the date is April 15, 2015, with respect to the financial statements of Transamerica Advisors Life Insurance Company, included in this Annual Report (Form 10-K) for the year ended December 31, 2015.

/s/ Ernst & Young, LLP

Des Moines, IA

April 14, 2016